                                   EXHIBIT 99.1

                            NEWNAN SAVINGS BANK, FSB
                               19 Jefferson Street
                              Newnan, Georgia 30263
                                 (770) 353-5017


                                _____________, 1996


To the Shareholders of NEWNAN SAVINGS BANK, FSB:

     You are cordially invited to attend the Special Shareholders' Meeting of Newnan Savings Bank, FSB ("Newnan Savings") to be held on ____________, 1996. Official Notice of the meeting and the Joint Proxy Statement/Prospectus of management of Newnan Savings accompany this letter.

     The purpose of the meeting is to consider and vote upon a plan to reorganize Newnan Savings into a holding company structure.

     The terms of the reorganization provide that each outstanding share of Newnan Savings common stock will be converted into one share of common stock in the new holding company. This means that all of the present shareholders of Newnan Savings will become shareholders of the new holding company.

     The accompanying Joint Proxy Statement/Prospectus describes in greater detail the proposed transaction, as well as the Board's reasons for supporting it. The Joint Proxy Statement/Prospectus also describes the simultaneous acquisition of Southside Financial Group, Inc. by the new holding company. The Joint Proxy Statement/Prospectus has been prepared in accordance with the requirements of various federal and state laws and regulations. Please read the Joint Proxy Statement/Prospectus carefully.

     The directors of Newnan Savings have advised me that they intent to vote their shares of Newnan Savings common stock in favor of the reorganization, and I urge you to vote in favor of the transaction as well.

     Whether or not you plan to attend the meeting, please mark, date and sign the enclosed form of proxy and return it to the Bank in the envelope provided as soon as possible. Adoption of the plan of reorganization requires approval by the holders of one-half of the Bank's outstanding common stock, which means that your vote is very important regardless of the number of shares that you own. Again, we urge you to read the Joint Proxy Statement/Prospectus carefully.

                                        Very truly yours,



                                        Tom Moat
                                        President